                                   EXHIBIT (h)(5)

                     FOREIGN CUSTODY MANAGER DELEGATION AGREEMENT


     AGREEMENT made as of this 24th day of August 1998, between Morgan Grenfell Investment Trust (the "Trust"), a Delaware business trust and a management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended, (the "Act"), acting through its Board of Trustees or its duly appointed representative on behalf of each series of the Trust listed on Appendix A or later added to Appendix A and made a party to this agreement, (each a "Fund"), and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the "Delegate").

                                      WITNESSETH

     WHEREAS each Fund has appointed the Delegate as custodian (the "Custodian") of the Fund's Assets pursuant to a Custodian Agreement dated August 24, 1998 (the "Custodian Agreement");

     WHEREAS each Fund may, from time to time, determine to invest and maintain some or all of each Fund's Assets outside the United States;

     WHEREAS the Board of Trustees of the Trust (the "Board") wishes to delegate to the Delegate certain responsibilities with respect to the custody of each Fund's Assets outside the United States;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements
herein contained, the Trust and the Delegate agree as follows.   Capitalized
terms shall have the meaning indicated in Section 12 unless otherwise indicated.

     1. MAINTENANCE OF FUND'S ASSETS ABROAD. The Trust, acting through its Board or its duly authorized representative, hereby instructs the Delegate pursuant to the terms of the Custodian Agreement to place and maintain each Fund's Assets within the countries listed in Schedule 1 attached hereto (as such Schedule may be amended from time to time in accordance herewith). Such instruction shall be deemed to include an instruction to use any Compulsory Securities Depository in any such country and shall represent an Instruction under the terms of the Custodian Agreement. Countries may be added to Schedule 1 by written instruction of a Fund that is accepted in writing by the Delegate as an amendment to Schedule 1. With respect to amendments adding countries to
Schedule 1, each Fund acknowledges that - (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Fund under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and
(c) nothing in this Agreement shall require the Delegate to provide delegated or custodial services in any country not listed in Schedule 1 until such amended
Schedule 1 has been accepted by the Delegate in accordance herewith. Unless directed by an Instruction from an Authorized Person, the Delegate shall not maintain a Fund's Assets in any jurisdiction not listed in Schedule 1.

     2.   DELEGATION.    Pursuant to the provisions of Rule 17f-5 under the Act,
the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Agreement concerning the safekeeping of each Fund's Assets in each of the countries set forth in Schedule 1 hereto as amended from time to time. The Delegate is hereby authorized to take such actions as are reasonably required to discharge its duties under this Agreement, including, without limitation, to cause a Fund's Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith.

     3. SELECTION OF ELIGIBLE FOREIGN CUSTODIANS AND CONTRACT ADMINISTRATION. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing each Fund's foreign custodial arrangements:

     (a) SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. The Delegate shall place and maintain each Fund's Assets with an Eligible Foreign Custodian in each jurisdiction to which this Agreement applies and as to which it has received an Instruction to hold Fund's Assets. Before placing the Fund's Assets with an Eligible Foreign Custodian that is not a Compulsory Securities Depository, the Delegate shall have determined that each Fund's Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

          (i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;
          (ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for each Fund's Assets;
          (iii) The Eligible Foreign Custodian's general reputation and standing and, in the case of a Securities Depository, the depository's operating history and number of participants; and
          (iv) Whether each Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

Although the Delegate shall place and maintain the Fund's Assets with Compulsory Securities Depositories upon receipt of Instructions from the Fund's representatives, the Delegate shall not be responsible for, or liable for any loss in connection with, the selection of any such Depository.

     (b) CONTRACT ADMINISTRATION. For each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3, the Delegate shall (or in the case of a Securities Depository, may, under the rules or established practices or procedures of the depository) enter into a written contract governing the Fund's foreign custody arrangements. The Delegate shall determine that each such contract (or, in the case of a Securities Depository that is not a Compulosry Securities Depository, such a contract, the rules or established practices or procedures of the depository, or any combination of the foregoing) provides reasonable care for each Fund's Assets based on the standards applicable to custodians in the relevant market. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

          (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that each Fund will be adequately protected against the risk of loss of the Fund's Assets held in accordance with such contract;
          (ii) That each Fund's Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Eligible Foreign Custodian arising under bankruptcy, insolvency or similar laws;
          (iii) That beneficial ownership of each Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;
          (iv) That adequate records will be maintained identifying each Fund's Assets as belonging to each Fund or as being held by a third party for the benefit of each Fund;
          (v) That each Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and
          (vi) That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of each Fund's Assets, including, but not limited to, notification of any transfer to or from each Fund's account or a third party account containing each Fund's Assets.

     Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for each Fund's Assets as the specified provisions, in their entirety.

     4. MONITORING. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the initial and continuing appropriateness of maintaining each Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Agreement. The Delegate shall monitor the initial and continuing appropriateness of placement of each Fund's Assets in accordance with the criteria established under Section 3(a) of this Agreement. The Delegate shall monitor the initial and continuing appropriateness of the contracts governing each Fund's foreign custody arrangements in accordance with the criteria established under Section 3(b) of this Agreement. The Delegate will provide such information with regard to Compulsory Securities Depositories as may be reasonably available to assist the Board in making any determination requisite under the Rule, with particular attention to matters contained in Section (c)(1) of the Rule. Additionally, the Delegate shall provide such other information as it may receive in the course of its providing global custody services within a market as may be relevant to the Board's determination with respect to Compulsory Securities Depositories.

     5. REPORTING. The Delegate shall provide to the Board and/or the Fund's investment adviser written reports specifying placement of each Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to
Section 3 of this Agreement and shall promptly report as to any material changes to such foreign custody arrangements with the reports to be provided to the Board at its regular quarterly meeting next following the event being reported, unless the Delegate determines that the matter should be reported sooner, in which case the report shall be made promptly following the occurrence of the event and directed to the Trust's Secretary for forwarding to the Board. The Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed to with respect to the particular situation. The Delegate shall certify, at least annually, to the Board that each

Fund's foreign custody arrangements delegated to the Delegate under this Agreement continue to meet the requirements of Rule 17f-5 under the Act and shall provide such information regarding the Delegate to enable the Board to determine that it is reasonable to rely on the Delegate to perform the responsibilities delegated in this Agreement.

     6. WITHDRAWAL OF FUND'S ASSETS. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Agreement no longer meets the requirements of said Section, the Delegate shall withdraw each Fund's Assets from the non-complying arrangement as soon as reasonably practicable; PROVIDED, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets, it shall be the duty of the Delegate to promptly provide information regarding the particular circumstances to each Fund's Investment Adviser and to act only in accordance with Instructions of each Fund or its investment adviser with respect to such liquidation or other withdrawal.

     7. DIRECTION AS TO ELIGIBLE FOREIGN CUSTODIAN. Notwithstanding this Delegation Agreement, each Fund, acting through its Board, its investment adviser or its other authorized representative, may direct the Delegate to place and maintain each Fund's Assets with a particular Eligible Foreign Custodian.
In such event, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custodian Agreement and may limit its duties under this Delegation Agreement with respect to such arrangement by describing any such limitations in writing with respect to each particular instance.

     8. STANDARD OF CARE. In carrying out its duties under this Agreement, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping each Fund's Assets would exercise. The Delegate agrees to immediately notify the Board and/or a Fund's investment adviser if, at any time, the Delegate believes it cannot perform, in accordance with the foregoing standard of care, its duties hereunder generally or with respect to any jurisdiction specified in Schedule 1.

     9. REPRESENTATIONS. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Agreement has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

     Each Fund hereby represents and warrants that its Board has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Agreement has been duly authorized, executed and delivered by the Trust on behalf of each Fund and is a legal, valid and binding agreement of each Fund.

     10. EFFECTIVENESS; TERMINATION. This Agreement shall be effective as of the date on which this Agreement shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 75th day (or such other period as agreed by the parties) following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Agreement shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

     11. NOTICES. Notices and other communications under this Agreement are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Agreement and executed by both parties.

     12. DEFINITIONS. Capitalized terms in this agreement have the following meanings:

     a. COMPULSORY SECURITIES DEPOSITORY - shall mean a Securities Depository the use of which is mandatory (i) under applicable law or regulation; (ii) because securities cannot be withdrawn from the depository; or, (iii) because maintaining securities outside the Securities Depository is not consistent with local prevailing custodial practices.

     b. ELIGIBLE FOREIGN CUSTODIAN - shall have the meaning set forth in Rule 17f-5(a)(1) of the Act and shall also include a U.S. Bank.

     c. FUND'S ASSETS - shall mean any of the investments of a Fund (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect each Fund's transactions in such investments.

     d. INSTRUCTIONS - shall have the meaning set forth in the Custodian Agreement.

     e. SECURITIES DEPOSITORY - shall have the meaning set forth in Rule 17f-5(a)(6) of the Act.

     f. SOVEREIGN RISK - shall have the meaning set forth in Section 9.1 of the Custodian Agreement.

     g. U.S. BANK - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the Act.


     13. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with the federal laws of the United States and, to the extent not governed thereby, the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or of the state courts of such State.

     14. FEES. The Delegate shall perform its functions under this agreement for the compensation determined under the Custodian Agreement.

     15. INTEGRATION. This Agreement sets forth the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custodian Agreement. If and to the extent that there is any inconsistency between this Agreement and the Custodian Agreement relating to the Delegate's duties with respect to the selection and monitoring of Eligible Foreign Custodians, this Agreement shall prevail.

     16. PROVISION OF INFORMATION RELATING TO COUNTRY RISK. In addition to the delegated duties set forth herein, and with respect to the jurisdictions listed in Schedule 1, or added thereto pursuant to Section 1, the Delegate agrees to provide annually to the Board and each Fund's investment adviser, such information relating to Sovereign Risk, if available, as set forth below, and agrees to provide, from time to time, written reports to the Board and each Fund's investment adviser regarding any material change in such information relating to Sovereign Risk, of which the Delegate becomes aware. Information relating to Sovereign Risk includes:

          COUNTRY INFORMATION

          -  Settlement Environment

          -  Depository

          -  Settlement Period

          -  Trading

          -  Security Registration

          -  Currency

          -  Foreign Investment Restrictions

          -  Entitlements

          -  Proxy Voting

          -  Foreign Taxation

          DEPOSITORY INFORMATION (IF APPLICABLE TO THE COUNTRY)

          -  Name

          - Information relative to determining compulsory or voluntary status of the facility

          - Information as to the existence and merits of an alternative to a compulsory facility (including matters relevant to practices with regard to safekeeping, administration and settlement)

          - Operational Capabilities (including rules, practices, procedures or internal controls)

          -  Type of Entity

          -  Ownership Structure

          -  Operating History and Number of Participants

          -  Eligible instruments

          -  Security Form

          -  Financial Data

          -  Regulator

          -  External Auditor

Legal Opinions on the following Legal Questions

          - Would the applicable foreign law restrict the access afforded the independent public accountants of the Fund to books and records kept by a foreign custodian?

          - Would the applicable foreign law restrict the ability of the Fund to recover it assets in the event of bankruptcy of the foreign custodian?

          - What are the foreseeable difficulties in converting the Fund's cash into U.S. dollars?

          - The likelihood of expropriation, nationalization, friezes or confiscation of the Fund's assets.

     The Delegate may provide information under this subsection by means of its regularly established mechanisms for the communication of client market information. In the provision of information under this Section, the Delegate shall be responsible to use reasonable care in the gathering of such information and shall not otherwise be responsible for the completeness or specific accuracy of such information. In the provision of information under this Section, the Delegate may rely without limitation on reports and information distributed by the Compulsory Securities Depository, governmental or regulatory reports and reports of any auditor of a Compulsory Securities Depository. Provision of information in accordance with this Section is not offered as financial, investment or other professional advice.

     17. LIMITATION OF LIABILITY. The Delegate shall indemnify and hold the Fund, its officers, directors, employees or agents (collectively, the "Indemnified Parties") harmless from and against any and all loss, damage, liability, actions, suits, claims costs and expenses, including reasonable legal fees (a "Claim") incurred or suffered by any Indemnified Party resulting from the negligence, willful misfeasance or bad faith of the Delegate in the performance of its duties under this Agreement. Notwithstanding the foregoing, the Delegate shall not be liable for any Claim arising as a result of any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, the interruption, loss or malfunction of utilities, transportation or computers and computer facilities, the unavailability of energy sources and other similar happenings or events.
Nothing in this Section 17shall be deemed to preclude the Fund or any Indemnified Party from pursuing any rights it may have in law or in equity.

     18. MOST FAVORED CLIENT. If at any time the Delegate shall be a party to an agreement, to serve as a "foreign custody manager" (as defined in Rule 17f-5(a)(2) of the Act) to an investment company, that provides for either (a) a standard of care with respect to the selection of Eligible Foreign Custodians in any jurisdiction higher than that set forth in Section 3 of this Agreement or
(ii) a standard of care with respect to the exercise of the Delegate's duties higher than that set forth in Section 8 of this Agreement, the Delegate agrees to notify the Trust of this fact and to raise the applicable standard of care hereunder to the standard specified in such other agreement.

     19. DECLARATION OF TRUST. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the The State of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust in such capacity and not individually. It is agreed that obligations of the Trust hereunder shall not be binding personally upon any of the Trustees, shareholders, officers, agents or employees of the Trust, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. No Fund of the Trust shall be liable for the obligations of any other Fund of the Trust. NO OBLIGATIONS OF THE TRUST THAT RELATE TO A PARTICULAR FUND SHALL BE ATTRIBUTABLE TO OR AFFECT ANY OTHER FUND OF THE TRUST BUT SHALL ONLY RELATE TO THE PARTICULAR FUND.

NOW THEREFORE, each of the parties has caused this Agreement to be executed by its duly authorized representatives, effective as of the date first above written.



BROWN BROTHERS HARRIMAN & CO.           MORGAN GRENFELL
                                        INVESTMENT TRUST on behalf of
                                        each series of the Trust set forth in
                                        Appendix A

By: /s/ Douglas A. Donahue              By: /s/ Tracie E. Richter
    -------------------------               -------------------------
     Name:                                   Name: Tracie E. Richter
           -------------------                     -------------------
     Title:                                  Title: Treasurer & CFO
           ------------------                      ------------------
     Date:                                   Date:  8/24/98
           ------------------                      ------------------

                   APPENDIX "A" TO THE ACCOUNTING AGENCY AGREEMENT
                                       BETWEEN
                            BROWN BROTHERS HARRIMAN & CO.
                                         AND
                           MORGAN GRENFELL INVESTMENT TRUST




The following are Funds for which the Accounting Agent shall act as accounting agent under the terms and conditions of an Accounting Agency Agreement between Brown Brothers Harriman & Co. and Morgan Grenfell Investment Trust dated August 24, 1998.

          Morgan Grenfell International Equity Fund
          Morgan Grenfell Global Equity Fund
          Morgan Grenfell European Equity Growth Fund (formerly
               Morgan Grenfell European Equity Fund)
          Morgan Grenfell New Asia Fund (formerly Morgan Grenfell
               Pacific Basin Equity Fund)
          Morgan Grenfell International Small Cap Equity Fund Morgan Grenfell Japanese Small Cap Equity Fund
          Morgan Grenfell European Small Cap Equity Fund
          Morgan Grenfell Emerging Markets Equity Fund
          Morgan Grenfell Core Global Fixed Income Fund
          Morgan Grenfell Global Fixed Income Fund
          Morgan Grenfell International Fixed Income Fund
          Morgan Grenfell Emerging Markets Debt Fund
          Morgan Grenfell Emerging Local Currency Debt Fund

          Morgan Grenfell Fixed Income Fund
          Morgan Grenfell Municipal Bond Fund
          Morgan Grenfell Short-Term Fixed Income Fund
          Morgan Grenfell Short-Term Municipal Bond Fund
          Morgan Grenfell Total Return Bond Fund
          Morgan Grenfell High Yield Bond Fund
          Morgan Grenfell Smaller Companies Fund
          Morgan Grenfell Microcap Fund
          Morgan Grenfell Large Cap Growth Fund

                                                                      APPENDIX B



THE FOLLOWING AUTHORIZED SOURCES ARE TO BE USED FOR PRICING AND FOREIGN EXCHANGE QUOTATIONS, CORPORATE ACTIONS, DIVIDENDS AND RIGHTS OFFERINGS:



                                  AUTHORIZED SOURCES


                                     BLOOMBERG
                                   EXTEL (LONDON)
                                   FUND MANAGERS
                            INTERACTIVE DATA CORPORATION
                                 REPUTABLE BROKERS
                                      REUTERS
                                 SUBCUSTODIAN BANKS
                                      TELEKURS
                                VALORINFORM (GENEVA)
                          REPUTABLE FINANCIAL PUBLICATIONS
                                  STOCK EXCHANGES
                          FINANCIAL INFORMATION INC. CARD
                                      JJ KENNY
                                  FRI CORPORATION
                           MERRILL LYNCH PRICING SERVICE
                                       MULLER

                                     SCHEDULE 1
                       TO THE MORGAN GRENFELL INVESTMENT TRUST
                    FOREIGN CUSTODY MANAGER DELEGATION AGREEMENT
                                AS OF AUGUST 24, 1998


                                      ARGENTINA
                                      AUSTRALIA
                                       AUSTRIA
                                      BANGLADESH
                                       BELGIUM
                                       BOLIVIA
                                       BOTSWANA
                                        BRAZIL
                                       BULGARIA
                                        CANADA
                                        CHILE
                                        CHINA
                                       COLOMBIA
                                       CROATIA
                                    CZECH REPUBLIC
                                       DENMARK
                                       ECUADOR
                                        EGYPT
                                       FINLAND
                                        FRANCE
                                       GERMANY
                                        GREECE
                                      HONG KONG
                                       HUNGARY
                                        INDIA
                                      INDONESIA
                                       IRELAND
                                        ISRAEL
                                        ITALY
                                        JAPAN
                                        JORDAN
                                        KENYA
                                       MALAYSIA
                                      MAURITIUS
                                        MEXICO
                                       MOROCCO
                                       NAMIBIA

                                     NETHERLANDS
                                       NIGERIA
                                        NORWAY
                                         OMAN
                                       PAKISTAN
                                        PANAMA
                                         PERU
                                     PHILIPPINES
                                        POLAND
                                       PORTUGAL
                                       ROMANIA
                                        RUSSIA
                                      SINGAPORE
                                     SOUTH AFRICA
                                     SOUTH KOREA
                                        SPAIN
                                        SWEDEN
                                     SWITZERLAND
                                        TAIWAN
                                       THAILAND
                                        TURKEY
                                    UNITED KINGDOM
                                       URUGUAY
                                      VENEZUELA
                                        ZAMBIA